Exhibit 4.3.2

WARRANT TO PURCHASE COMMON STOCK

OF

STEELCLOUD, INC.

This is to certify that, FOR VALUE RECEIVED, Westminster Securities, a Division of Hudson Securities Inc. (OTCBB: HDHL), or assigns thereof (“Holder”), is entitled to purchase, subject to the provisions of this Warrant, from SteelCloud, Inc., a Virginia corporation (“Company”), ________ fully paid, validly issued and non-assessable shares of Common Stock of the Company (“Common Stock ”) at a price equal to $_____________ per share (125% of the final offering price of the shares of common stock offered pursuant to the Company’s Registration Statement on Form S-1 (Registration No. 333-158703 ) (the “Offering ”) ) (“Exercise Price ”) at any time or from time to time from _________ until _________ (five years from the effective date of the Company’s Registration Statement on Form S-1 (Registration No. 333-158703) ) (the “ Exercise Period ”), subject to adjustment as set forth herein.  The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for each share of Common Stock may be adjusted from time to time as hereinafter set forth.  The shares of Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as “ Warrant Shares ”.

(a)           EXERCISE OF WARRANT; CANCELLATION OF WARRANT.  This Warrant may be exercised in whole and in part at any time or from time to time during the Exercise Period, provided, however, that (i) if such day is a day on which banking institutions in the State of Virginia are authorized by law to close, then on the next succeeding day which shall not be such a day, and (ii) in the event of any merger, consolidation or sale of substantially all the assets of the Company as an entirety, resulting in any distribution to the Company’s stockholders, prior to the last day of the Exercise Period, the Holder shall have the right to exercise this Warrant commencing at such time through the last day of the Exercise Period into the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock into which this Warrant might have been exercisable immediately prior thereto.  This Warrant may be exercised by presentation and surrender hereof to the Company at its principal office, or at the office of its stock transfer agent, if any, with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of Warrant Shares specified in such form.  As soon as practicable after each such exercise of the Warrants, but not later than seven (7) days from the date of such exercise, the Company shall issue and deliver to the Holder a certificate or certificates for the Warrant Shares issuable upon such exercise, registered in the name of the Holder or its designee.  If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable thereunder.  Upon receipt by the Company of this Warrant at its office, or by the stock transfer agent of the Company at its office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be physically delivered to the Holder.

 (b)           RESERVATION OF SHARES.  The Company shall at all times reserve for issuance and/or delivery upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance and delivery upon exercise of the Warrants.

 (c)           FRACTIONAL SHARES.  No fractional shares or script representing fractional shares shall be issued upon the exercise of this Warrant.  With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay the Holder an amount in cash equal to such fraction multiplied by the current market value of one share.

 (d)           EXCHANGE OR LOSS OF WARRANT.  This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other Warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder.  Upon surrender of this Warrant to the Company at its principal office or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled.  This Warrant may be divided or combined with other warrants which carry the same rights upon presentation hereof at the principal office of the Company or at the office of its stock transfer agent, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof.  The term “ Warrant ” as used herein includes any Warrants into which this Warrant might be divided or exchanged.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.  Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

(e)             TRANSFERABILITY.  For a period of six months after the issuance date of this Warrant (which shall not be earlier than the closing date of the offering pursuant to which this Warrant is being issued), neither this Warrant nor any Common Stock issued upon exercise of this Warrant shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which this Warrant is being issued, except the transfer of any security:

(1) by operation of law or by reason of reorganization of the Company;

(2) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction in this Section  for the remainder of the time period;

(3) if the aggregate amount of securities of the Company held by the Holder or related person do not exceed 1% of the securities being offered;

(4) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund;  or

(5) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction in this Section (e) for the remainder of the time period.

 (f)           RIGHTS OF THE HOLDER.  The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein.

 (g)           ANTI-DILUTION PROVISIONS.   There Holder shall not be entitled to any anti-dilution protections.

 (h)           OFFICER’S CERTIFICATE.  Whenever the Exercise Price shall be adjusted as required by the provisions of the foregoing Section, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer’s certificate showing the adjusted Exercise Price determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment, including a statement of the number of additional shares of Common Stock, if any, and such other facts as shall be necessary to show the reason for and the manner of computing such adjustment.  Each such officer’s certificate shall be made available at all reasonable times for inspection by the Holder or any holder of a Warrant executed and delivered pursuant to Section (a) and the Company shall, forthwith after each such adjustment, mail a copy by certified mail of such certificate to the Holder or any such holder.

 (i)           NOTICES TO WARRANT HOLDERS.  So long as this Warrant shall be outstanding, (i) if the Company shall pay any dividend or make any distributions upon the Common Stock or (ii) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any share of any class or any other rights or (iii) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall cause to be mailed by certified mail to the Holder, at least fifteen (15) days prior the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of  Common Stock or other securities shall receive cash or other property deliverable upon reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

 (j)           RECLASSIFICATION, REORGANIZATION OR MERGER.  In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification, capital organization or other change of outstanding shares of Common Stock of the class issuable upon exercise of this Warrant) or in case of any sale, lease or conveyance to another corporation at the property of the Company as an entirety, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the Holder shall have the right thereafter by exercising this Warrant at any time prior to the expiration of the Warrant, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been purchased upon exercise of this Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.  Any such provision shall include a provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant.  The foregoing provisions of this Section (i) shall similarly apply to successive reclassifications, capital reorganizations and changes or shares of Common Stock and to successive consolidations, mergers, sales or conveyances.  In the event that in connection with any such capital reorganization or reclassification, consolidation, merger, sale or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of Subsection (1) of Section (f) hereof.

(k)           REGISTRATION UNDER THE SECURITIES ACT OF 1933.  The Warrant Shares have been registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-1 and exercise of this Warrant into Warrant Shares shall be subject to such Registration Statement being effective at the time of exercise.

Dated:	STEELCLOUD, INC.

By:
Name:
Title

PURCHASE FORM

Dated ___________

 The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing ______________ shares of Common Stock and hereby makes payment of ___________________ in payment of the actual exercise price thereof.

ASSIGNMENT FORM

FOR VALUE RECEIVED, ___________________hereby sells, assigns and transfers unto

Name________________________________
(Please typewrite or print in block letters)

Address______________________________

the right to purchase Common Stock represented by this Warrant to the extent of ______ ________shares as to which such right is exercisable and does hereby irrevocably constitute and appoint _________________ Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Date_____________________

Signature_____________________________